EX-21




                     SUBSIDIARIES OF ANHEUSER-BUSCH COMPANIES, INC.
                     ---------------------------------------------



                                   STATE OF      DOING BUSINESS
NAME OF COMPANY                 INCORPORATION    UNDER NAME OF
---------------                 --------------   -------------

Anheuser-Busch, Incorporated        Missouri   Anheuser-Busch, Incorporated

Anheuser-Busch International,      Delaware   Anheuser-Busch International,
 Incorporated                                    Incorporated

Busch Entertainment Corporation     Delaware   Busch Entertainment Corporation

Metal Container Corporation        Delaware   Metal Container Corporation

Busch Agricultural Resources, Inc. Delaware   Busch Agricultural Resources, Inc.





All other subsidiaries of the Company, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of December 31, 1997.